UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A (Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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priceline.com Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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priceline.com®

April 26, 2006

Dear Stockholder:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) of priceline.com Incorporated (the “Company”) to be held at 2:00 p.m. on Thursday, June 1, 2006 at the DoubleTree Hotel, 789 Connecticut Avenue, Norwalk, Connecticut 06854.

At the Annual Meeting, stockholders will be asked to (i) elect nine Directors; and (ii) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.  The accompanying Notice of 2006 Annual Meeting of Stockholders and Proxy Statement describe the matters to be presented at the Annual Meeting.

The Board of Directors unanimously recommends that stockholders vote in favor of the election of the nominated Directors and to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

Whether or not you plan to attend the Annual Meeting, please mark, sign, date and return your proxy card in the enclosed envelope as soon as possible.  Your stock will be voted in accordance with the instructions you have given in your proxy card.  You may attend the Annual Meeting and vote in person even if you have previously returned your proxy card.  All stockholders who attend the meeting will be required to present valid picture identification, such as a driver’s license or a passport.  We hope you are able to join us on June 1.

Sincerely,

/s/ Ralph M. Bahna

Ralph M. Bahna
Chairman of the Board

IMPORTANT

A proxy card is enclosed.  We urge you to complete and mail the card promptly in the enclosed envelope, which requires no postage if mailed in the United States.  Any stockholder attending the Annual Meeting may personally vote on all matters that are considered, in which event the signed and mailed proxy will be revoked.

IT IS IMPORTANT THAT YOU VOTE YOUR STOCK

priceline.com Incorporated

800 Connecticut Avenue

Norwalk, Connecticut 06854

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, JUNE 1, 2006

To the Stockholders of priceline.com Incorporated:

We hereby notify you that the Annual Meeting of Stockholders of priceline.com Incorporated (the “Company”) will be held on Thursday, June 1, 2006 at 2:00 p.m. local time at the DoubleTree Hotel, 789 Connecticut Avenue, Norwalk, Connecticut 06854 for the following purposes:

•      To elect nine Directors to hold office until the next annual meeting of stockholders or until their respective successors are elected and qualified.

•      To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm of the Company for our fiscal year ending December 31, 2006.

•      To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

These business items are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 20, 2006 as the record date for identifying those stockholders entitled to notice of, and to vote at, this Annual Meeting and at any adjournment or postponement of this meeting.

By Order of the Board of Directors

/s/ Peter J. Millones

Peter J. Millones
Executive Vice President, General Counsel and Corporate Secretary

Norwalk, Connecticut

April 26, 2006

All Stockholders are cordially invited to attend the meeting in person.  Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible to ensure your representation at the meeting.  A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose.  Even if you have given your proxy, you may still vote in person if you attend the meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

PRICELINE.COM INCORPORATED

PROXY STATEMENT

TABLE OF CONTENTS

PROXY STATEMENT
General
Solicitation
Voting Rights and Outstanding Shares; Approval
Revocability of Proxies
Stockholder Proposals
PROPOSAL 1: ELECTION OF DIRECTORS
Board Committees and Meetings
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Section 16(a) Beneficial Ownership Reporting Compliance
DIRECTOR AND EXECUTIVE COMPENSATION
Compensation of Directors
Compensation of Executive Officers
Summary Compensation Table
Aggregated Option Exercises in 2005 and Fiscal Year-End Option Values
2006 Salaries
Other
EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

PERFORMANCE MEASUREMENT COMPARISON
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
AUDITOR INDEPENDENCE
REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
STATEMENT OF CORPORATE GOVERNANCE
OTHER MATTERS

priceline.com Incorporated

800 Connecticut Avenue

Norwalk, Connecticut 06854

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, JUNE 1, 2006

General

The enclosed proxy is solicited on behalf of the Board of Directors of priceline.com Incorporated (“we,” “priceline.com” or the “Company”) for use at the Annual Meeting of Stockholders to be held on Thursday, June 1, 2006, at 2:00 p.m. local time (the “Annual Meeting”), or at any adjournment or postponement of this meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the DoubleTree Hotel, 789 Connecticut Avenue, Norwalk, Connecticut 06854.  We intend to mail this proxy statement and accompanying proxy card on or about May 4, 2006 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

We will pay for the entire cost of proxy solicitations, including preparation, assembly, printing and mailing of proxy solicitation materials.  We will provide copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of priceline.com common stock beneficially owned by others to forward these materials to the beneficial owners of common stock.  We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials.  Directors, officers or other regular employees of ours may also solicit proxies by telephone, telegram or in-person.  We will not additionally compensate directors, officers or other regular employees for these services.

Voting Rights and Outstanding Shares; Approval

Only stockholders of record at the close of business on April 20, 2006 will be entitled to notice of and to vote at the Annual Meeting.  At the close of business on April 20, 2006, 39,692,674 shares of common stock were outstanding and entitled to vote.  Each holder of record of common stock on April 20, 2006 will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

The inspector of election appointed for the meeting will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.  Stockholders who are present at the Annual Meeting in person or by proxy and who abstain and proxies relating to shares held in “street name” that are not voted (referred to as “broker non-votes”) will be treated as present for purposes of determining whether a quorum is present.  Abstentions will have the same effect as votes against the proposals and broker non-votes will not be counted for any purpose in determining whether the proposals have been approved.  A majority of the outstanding shares of common stock, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

The nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of Directors by the shares of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting shall be elected Directors.  Holders of common stock are not allowed to cumulate their votes in the election of Directors.  The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. The Board of Directors recommends a vote FOR each of the Board of Director’s nominees and FOR ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

Revocability of Proxies

Any person giving a proxy in response to this solicitation has the power to revoke it at any time before it is voted.  Proxies may be revoked by any of the following actions:

•    filing a written notice of revocation with our Corporate Secretary at our principal executive office (800 Connecticut Avenue, Norwalk, Connecticut 06854);

•    filing with our Corporate Secretary at our principal executive office (800 Connecticut Avenue, Norwalk, Connecticut 06854) a properly executed proxy showing a later date; or

•    attending the meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy).  Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

Stockholder Proposals

Stockholders who, in accordance with SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2007 Annual meeting must submit their proposals to our Secretary on or before January 4, 2007.

In order for proposals to be properly brought before the 2007 Annual Meeting in accordance with our By-laws (and not pursuant to SEC’s Rule 14a-8), a stockholder’s notice of the matter the stockholder wishes to present must be delivered to our Secretary not less than 60 nor more than 90 days prior to the first anniversary of the date of this year’s Annual Meeting.  As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our By-laws (and not pursuant to SEC’s Rule 14a-8) must be received no earlier than March 3, 2007 and no later than April 2, 2007.

Proposal 1

Election of Directors

In accordance with the Company’s Bylaws, the Board of Directors has fixed the number of Directors constituting the entire Board of Directors at nine.  The Board of Directors has proposed that the following nine nominees be elected at the Annual Meeting, each of whom will hold office until his or her successor has been elected and qualified: Jeffery H. Boyd, Ralph M. Bahna, Howard W. Barker, Jr., Jeffrey E. Epstein, James M. Guyette, Dominic Kai Ming Lai, Nancy B. Peretsman, Craig W. Rydin and Ian F. Wade. Unless otherwise instructed, it is the intention of the persons named as proxies on the accompanying proxy card to vote shares represented by properly executed proxies for such nominees.  Although the Board of Directors anticipates that the nine nominees will be available to serve as Directors of the Company, if any of them should be unwilling or unable to serve, it is intended that the proxies will be voted for the election of such substitute nominee or nominees as may be designated by the Board of Directors.  If elected at the Annual Meeting, each of the nominees would serve until the 2007 annual meeting and until his or her successor is elected and has qualified, or until his or her earlier death, resignation or removal.  Each person nominated for election has agreed to serve if elected.  Management has no reason to believe that any nominee will be unable to serve.

The nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of Directors by the shares of common stock present, in person or by proxy, shall be elected Directors.  Holders of common stock are not allowed to cumulate their votes in the election of Directors.  The Board of Directors recommends a vote FOR Proposal 1.

Set forth below is biographical information for each person nominated to serve as a Director of the Company.

Jeffery H. Boyd, age 49, has served as a Director of priceline.com since October 2001.  Mr. Boyd has been President of priceline.com since May 2001 and Chief Executive Officer since November 2002.  Mr. Boyd was President and Co-Chief Executive Officer from August 2002 to November 2002 and Chief Operating Officer from November 2000 to August 2002.  He previously served as Executive Vice President, General Counsel and Secretary of priceline.com from January 2000 to October 2000.  In 1995, Mr. Boyd joined Oxford Health Plans, Inc. as its Executive Vice President, General Counsel and Secretary, where he served in such capacities through December 1999.

Ralph M. Bahna, age 63, has served as a Director of priceline.com since July 1998 and Chairman of the Board of Directors since April 8, 2004.  Since 1992, Mr. Bahna has been the President of Masterworks Development Corp., a company he founded to develop an international group of hotels named Club QuartersTM.  Club Quarters are private, city-center facilities designed for the business travelers of cost conscious organizations.  Since 1993, Mr. Bahna has served as the Chairman of Club QuartersTM.  From 1980 to 1989, Mr. Bahna served as the Chief Executive Officer of Cunard Lines, Ltd., and the Cunard Group of Companies.  Prior to Cunard, Mr. Bahna was employed by Trans World Airlines, Inc., where he developed and launched its highly successful Ambassador Service.

Howard W. Barker, Jr., age 59, has served as a Director of priceline.com since January 2003.  Mr. Barker was a partner of the auditing firm KPMG LLP from July 1982 until September 2002, when he retired.  He is a member of the American Institute of Certified Public Accountants, the Connecticut Society of Certified Public Accountants and the Florida Institute of Certified Public Accountants.  He currently serves as a member of the Board of Directors of Medco Health Solutions, Inc. where he chairs the Audit Committee and is a member of the Compensation Committee.  He has also served as Treasurer and a member of the Board of Directors of Senior Services of Stamford and served as President and a member of the Board of Directors of the Volunteer Center of Lower Fairfield County, Connecticut from 1990 to 1996 and member of the Board of Directors of the Darien United Way and Person to Person from 1997 to 1999 and 1998 to 2000, respectively.

Jeffrey E. Epstein, age 49, has served as a Director of priceline.com since April 2003.  Mr. Epstein has served as Executive Vice President and Chief Financial Officer of ADVO, Inc., a leading direct mail media company in the U.S., since June 2005.  Mr. Epstein was the Chairman of the Board, Acting President and Chief Executive Officer, or member of the Board of Directors of Revonet, Inc., a B2B marketing and database company from January 2004 through June 2005.  Mr. Epstein was the Senior Vice President and Chief Financial Officer of VNU’s Media Measurement and Information (MMI) Group, whose businesses include Nielsen Media Research, from March 2002 until December 2003.  From March 1998 to February 2002, Mr. Epstein held senior management positions with DoubleClick, including Chief Financial Officer.

James M. Guyette, age 61, has served as a Director of priceline.com since November 2003.  Mr. Guyette is currently President and Chief Executive Officer of Rolls-Royce North America Inc., a world-leading supplier of power systems to the global aerospace, defense, marine and energy markets, a position he has held since 1997.  Prior to joining Rolls-Royce, Mr. Guyette was Executive Vice President — Marketing and Planning for United Airlines.  He held a number of other senior roles in his nearly 30 years with the carrier.  Mr. Guyette serves on the boards of Rolls-Royce plc, Pembroke Group, International Aero Engines and PrivateBancorp Inc.  He is on the Boards of Directors of the Wings Club, Smithsonian Museum — Airspace Museum, U.S. Chamber of Commerce, Flight Safety Foundation, a member of the Board of Governors for the Aerospace Industries Association and a member of the Board of Regents of St. Mary’s College in Moraga, California.

Dominic Kai Ming Lai, age 52, is one of Hutchison Whampoa Limited’s two representatives on priceline.com’s Board of Directors, a position he has held since July 2001.  Mr. Lai is an Executive Director of Hutchison Whampoa Limited, the Deputy Chairman of Hutchison Harbour Ring Limited and a Director of Hutchison Telecommunications (Australia) Limited.  Hutchison Whampoa Limited received the right to select a second representative to serve as a member of priceline.com’s Board of Directors in connection with Hutchison Whampoa Limited’s purchase of priceline.com common stock in July 2001.

Nancy B. Peretsman, age 52, has served as a Director of priceline.com since February 1999.  Since June 1995, she has been a Managing Director and Executive Vice President of Allen & Company LLC, an investment bank.  Prior to joining Allen & Company, Ms. Peretsman had been an investment banker since 1983 at Salomon Brothers Inc., where she was a Managing Director from 1990 to 1995.  Ms. Peretsman serves on the Board of Directors for several private companies.  She is Vice Chairman of the Board of The New School.  Ms. Peretsman is a Trustee of the Institute of Advanced Study, and a member of the Board of Trustees of Princeton University.

Craig W. Rydin, age 54, has served as a Director of priceline.com since January 2005.  Mr. Rydin has been Chairman of the Board of Directors of The Yankee Candle Company, Inc. since February 2003, and its Chief Executive Officer and a director of Yankee Candle since April 2001.  Prior to joining Yankee Candle, Mr. Rydin was the President of the Away From Home food services division of Campbell Soup Company, a position he held from 1998 to 2001. From 1996 to 1998, Mr. Rydin served as the President of the Godiva Chocolatiers division of Campbell. Prior to his position with Godiva, Mr. Rydin held a number of senior management positions at Pepperidge Farm, Inc., also a part of Campbell.

Ian F. Wade, age 66, is one of Hutchison Whampoa Limited’s two representatives on priceline.com’s Board of Directors, a position he has held since February 2001.  Since March 1982, Mr. Wade has been Group Managing Director of Hutchison Whampoa Limited’s A.S. Watson & Co., Limited.  Mr. Wade sits on the boards of directors of a number of privately held companies and institutions, including the Board of the Community Chest of Hong Kong and the Hong Kong Red Cross Advisory Committee.  Hutchison Whampoa Limited received the right to select a representative to serve as a member of priceline.com’s Board of Directors in connection with Hutchison Whampoa Limited’s purchase of priceline.com common stock in February 2001.

Set forth below is biographical information for executive officers of the Company (each an “executive officer”), other than executive officers who are nominated to serve as Directors of the Company and whose biographical information is set forth above.

Daniel Finnegan, age 44, has been the Company’s Senior Vice President, Controller and Chief Accounting Officer since October 2005.  Mr. Finnegan joined priceline.com in April 2004 as Vice President and Chief Compliance Officer.  Prior to joining priceline.com, Mr. Finnegan served as Chief Financial Officer for CS Technology, Inc., a consulting company, from October 2000 to April 2004 and as Chief Financial Officer for Coty US, Inc., a manufacturer of cosmetics and fragrances, from November 1996 to October 2000.

Brett Keller, age 38, has been Chief Marketing Officer of priceline.com since January 2002.  He previously served as Senior Vice President, Marketing of priceline.com and in other positions from February 1999 through December 2001.  From 1997 to 1999, Mr. Keller served as Director of Online Travel at Cendant.

Peter J. Millones, age 36, is Executive Vice President, General Counsel and Corporate Secretary of priceline.com.  Mr. Millones has been General Counsel and Corporate Secretary of priceline.com since January 2001.  He previously served as Vice President and Associate General Counsel of priceline.com from March 2000 to January 2001.  From September 1995 through March 2000, Mr. Millones was with the law firm of Latham & Watkins.

Robert J. Mylod Jr., age 39, has been the Chief Financial Officer of priceline.com since November 2000.  From May 2000 to October 2000, Mr. Mylod was acting Chief Financial Officer for WebHouse Club, Inc., a privately held e-commerce company and a licensee of priceline.com.  From January 1999 to May 2000, Mr. Mylod held several different positions within priceline.com’s finance department, including Senior Vice President, Finance.  Prior to joining priceline.com, Mr. Mylod was a Principal at Stonington Partners, a private equity investment firm that manages over $1 billion of institutional capital dedicated to venture capital investments and leveraged buyouts.  Mr. Mylod is on the board of directors of EverBank Financial Corp.

Stef Norden, age 37, is Chief Executive Officer of Priceline Europe.  Mr. Norden has been Chief Executive Officer of Bookings B.V., since July 2003.  From February 2002 to June 2003, Mr. Norden co-owned Bookingsportal B.V., which was an affiliate of Bookings. From 1998 to 2000, Mr. Norden served as a director of BBV, an integrated optics company of which he was a co-founder.  In 2000, BBV merged with Scotland-based Kymata and was subsequently acquired by Alcatel.

Ronald V. Rose, age 55, has been the Chief Information Officer of priceline.com since March 1999. From September 1995 to March 1999, Mr. Rose served in various capacities with Standard & Poor’s, a financial services company, including Chief Technology Officer of Retail Markets.  While at Standard & Poor’s, Mr. Rose led the development of many Internet initiatives within the Financial Information Services area and chaired the Internet Architecture Council.

Christopher L. Soder, age 46, has been the Executive Vice President, Travel Services since March 2005 and had been Executive Vice President, Lodging and Vacation Products since July 2002.  From February 2000 to July 2002, Mr. Soder was President of priceline.com’s hotel service.  Before joining priceline.com, Mr. Soder was Western Region Vice President, Business Markets, for AT&T, where he was responsible for the company’s complete technology portfolio sales to over 20,000 business customers across a 10-state region.

Board Committees and Meetings

During 2005, the Board of Directors held seven meetings.  The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee and has adopted written charters for each of these committees.

The Audit Committee of the Board of Directors consists of Howard W. Barker, Jr., Jeffrey E. Epstein and Craig W. Rydin.  Mr. Barker is Chairman of the Audit Committee.  Each member of the Audit Committee is an independent director as determined by priceline.com’s Board of Directors, based on the NASDAQ Stock Market’s listing rules.  Each member of the committee also satisfies the Securities and Exchange Commission’s additional independence requirements for members of audit committees.  In addition, the Company’s Board of Directors has determined that Mr. Barker is an “audit committee financial expert,” as defined by SEC rules.  The Audit Committee’s responsibilities include, among other things, reviewing priceline.com’s financial statements and accounting practices, overseeing the Company’s relationship with the independent registered public accounting firm, including, without limitation, making all decisions relating to appointing, determining funding for and overseeing the independent registered public accounting firm, and reviewing the results and scope of the audit and other services provided by priceline.com’s independent registered public accounting firm.  A copy of the Audit Committee’s Charter is available on the Investor Relations section of the Company’s website (www.priceline.com) under the tab “Corporate Governance.”  The Audit Committee met nine times in 2005.

The Compensation Committee of the Board of Directors consists of Messrs. Jeffrey E. Epstein, Craig W. Rydin and James M. Guyette.  Mr. Epstein is Chairman of the Compensation Committee.  Each member of the Compensation Committee is an independent director as determined by priceline.com’s Board of Directors, based on the NASDAQ Stock Market’s listing rules.  The Compensation Committee’s responsibilities include, among other things, setting, or recommending to the Board of Directors for determination, the salary of the Company’s Chief Executive Officer, reviewing and approving the compensation of all other “executive officers” of the Company, administering priceline.com’s employee benefit plans and making recommendations to the Board of Directors with respect to the Company’s incentive compensation plans.  A copy of the Compensation Committee’s Charter is available on the Investor Relations section of the Company’s website (www.priceline.com) under the tab “Corporate Governance.”  The Compensation Committee met six times in 2005.

The Nominating and Corporate Governance Committee consists of Messrs. James M. Guyette, Howard W. Barker, Jr. and Ralph M. Bahna.  Mr. Guyette is Chairman of the Nominating and Corporate Governance Committee.  Each member of the Nominating and Corporate Governance Committee is an independent director as determined by priceline.com’s Board of Directors, based on the NASDAQ Stock Market’s listing rules.  The primary purposes of the Nominating and Corporate Governance Committee are to, among other things, recommend individuals to the Board of Directors for nomination, election or appointment as members of the Board of Directors and its committees, consistent with the criteria included in the Company’s Corporate Governance Principles, and to take a leadership role in shaping the corporate governance of priceline.com, including developing, recommending to the Board of Directors and reviewing on an ongoing basis the corporate governance principles and practices that should apply to priceline.com.  The committee is also responsible for designing the process for the annual self-evaluation of the Board of Directors and makes recommendations to the Board of Directors concerning the structure and membership of the other board committees.  A copy of the Nominating and Corporate Governance Committee’s Charter and the Company’s Corporate Governance Principles are available on the Investor Relations section of the Company’s website (www.priceline.com) under the tab “Corporate Governance.”  The Nominating and Corporate Governance Committee met four times in 2005.

During 2005, other than Mr. Wade, each member of the Board of Directors attended 75% or more of the meetings held by the Board of Directors and each committee member attended 75% or more of the meetings held by the committees on which he or she served.  The Company expects directors to make every effort to attend the Company’s annual meeting of stockholders.  Seven of the nine members of the Company’s Board of Directors attended priceline.com’s 2005 annual meeting of stockholders.

Security Ownership of
Certain Beneficial Owners and Management

The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company’s common stock as of March 31, 2006 by (1) each stockholder known by priceline.com to be the beneficial owner of more than 5% of the Company’s common stock; (2) each Director of priceline.com; (3) priceline.com’s Chief Executive Officer and each of its other four most highly compensated executive officers; and (4) all executive officers and Directors as a group.  The percentage of shares owned is based on 39,692,674 shares outstanding as of March 31, 2006.

	SHARES BENEFICIALLY OWNED (a)
NAME OF BENEFICIAL OWNER	NUMBER	PERCENT
Jeffery H. Boyd (b)	754,507	1.88%
Ralph M. Bahna (c)	90,974	*
Howard W. Barker, Jr.(d)	19,017	*
Jeffrey E. Epstein (e)	19,017	*
James M. Guyette (f)	16,221	*
Dominic Kai Ming Lai (g)	6,406,439	16.12%
Nancy B. Peretsman (h)	80,846	*
Craig W. Rydin (i)	10,888	*
Ian F. Wade (g)	6,406,439	16.12%
Robert J. Mylod Jr. (j)	367,585	*
Stef Norden	0	*
Ronald V. Rose (k)	237,501	*
Peter J. Millones (l)	88,895	*
Chris Soder (m)	163,761	*
Cheung Kong (Holdings) Limited (n)	12,768,845	32.14%
Hutchison Whampoa Limited (g)	6,406,439	16.12%
PAR Investment Partners, L.P. (o)	3,702,738	9.33%
Prince Alwaleed Bin Talal Abdulaziz Al Saud (p)	1,993,567	5.02%
All directors and executive officers as a group (16 persons) (q)	14,788,190	35.92%

*      Represents beneficial ownership of less than one percent.

(a)   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes sole voting and investment power with respect to securities, except as discussed in the footnotes below. Stock options that are currently exercisable or exercisable within 60 days after March 31, 2006 and restricted stock units that vest by their terms within 60 days after March 31, 2006, are deemed to be outstanding and to be beneficially owned by the person holding such stock options and/or restricted stock units for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.  Shares of restricted stock are deemed to be issued and outstanding.  “Performance shares” issued to each of the named executive officers in February 2006 are not considered issued or outstanding, unless distributable within 60 days.

(b)   Includes (1) 166 shares held by an immediate family member of Mr. Boyd, of which Mr. Boyd disclaims beneficial ownership; and (2) 533,331 shares that Mr. Boyd has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2006.

(c)   Includes 38,557 shares that Mr. Bahna has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2006.

(d)   Includes 15,017 shares that Mr. Barker has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2006.

(e)   Includes 15,017 shares that Mr. Epstein has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2006.

(f)    Includes 11,221 shares that Mr. Guyette has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2006.

(g)   Includes (1) 2,924,437 shares held by Forthcoming Era Limited and 3,437,969 shares held by Ultimate Pioneer Limited, each of which is an indirect wholly owned subsidiary of Hutchison Whampoa Limited; (2) (i) 18,350 shares that Mr. Lai, an Executive Director of Hutchison Whampoa Limited, has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2006 and (ii) 2,000 shares of restricted common stock; and (3) (i) 21,683 shares that Mr. Wade, the Group Managing Director of the A.S. Watson Group of Hutchison Whampoa Limited, has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2006 and (ii) 2,000 shares of restricted common stock.  Each of Mr. Lai and Mr. Wade disclaims beneficial ownership of the shares beneficially owned by Hutchison Whampoa Limited, Forthcoming Era Limited, Ultimate Pioneer Limited, Cheung Kong (Holdings) Limited, Prime Pro Group Limited, Potton Resources Limited and one another except to the extent of his pecuniary interest therein.  The address of Hutchison Whampoa Limited is 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong.

(h)   Does not include: (1) 1,301 shares held in custodial accounts for the benefit of certain members of Ms. Peretsman’s family; (2) 100,000 shares held by the NP 2003 Family Trust; and (3) 5,555 shares held by a foundation for which Ms. Peretsman serves as a trustee.  Includes: 25,224 shares that Ms. Peretsman has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2006.  Allen & Company Incorporated disclaims beneficial ownership of the shares and options referred to above.

(i)    Includes 6,888 shares that Mr. Rydin has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2006.

(j)    Includes 212,498 shares that Mr. Mylod has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2006.

(k)   Includes 207,985 shares that Mr. Rose has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2006.

(l)    Includes 74,304 shares that Mr. Millones has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2006.

(m)  Includes 145,832 shares that Mr. Soder has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2006.

(n)   Includes (1) 2,924,437 shares held by Prime Pro Group Limited and 3,437,969 shares held by Potton Resources Limited, each of which is an indirect wholly owned subsidiary of Cheung Kong (Holdings) Limited; (2) 2,924,437 shares held by Forthcoming Era Limited and 3,437,969 shares held by Ultimate Pioneer Limited, each of which is an indirect wholly owned subsidiary of Hutchison Whampoa Limited; (3) (i) 18,350 shares that Mr. Lai, an Executive Director of Hutchison Whampoa Limited, has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2006 and (ii) 2,000 shares of restricted common stock; and (4) (i) 21,683 shares that Mr. Wade, the Group Managing Director of the A.S. Watson Group of Hutchison Whampoa Limited, has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2006 and (ii) 2,000 shares of restricted common stock.  Cheung Kong (Holdings) Limited is a 49.97% shareholder of Hutchison Whampoa Limited.  Each of Cheung Kong (Holdings) Limited, Potton Resources Limited and Prime Pro Group Limited disclaims beneficial ownership of the shares referred to in clauses (2) through (4) above.  The address of Cheung Kong (Holdings) Limited is 7th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong.

(o)   According to Form 13G/A, dated December 31, 2004 and filed with the Securities and Exchange Commission on February 14, 2005 by PAR Capital Management Inc., PAR Group L.P. and PAR Investment Partners, L.P.  The address for PAR Capital Management Inc., PAR Group L.P. and PAR Investment Partners, L.P. is One International Place, Suite 2401, Boston, MA  02110.

(p)   According to Form 13G, dated September 18, 2001 and filed with the Securities and Exchange Commission on September 28, 2001 (and after giving effect to the June 2003 one-for-six stock split) by His Royal Highness Prince Alwaleed Bin Talal Bin Abdulaziz Al Saud.  The address of His Royal Highness Prince Alwaleed Bin Talal Bin Abdulaziz Al Saud is Kingdom Holding Company, P.O. Box 8653, Riyadh, 11492, Kingdom of Saudi Arabia.

(q)   Includes shares beneficially owned by all Directors and executive officers of priceline.com, including the named executive officers, as a group.

The address of all Directors, officers and other individual stockholders (except as otherwise set forth herein) is 800 Connecticut Avenue, Norwalk, Connecticut 06854.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of priceline.com common stock and other equity securities of the Company.  Officers, Directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2005, our officers, directors and greater than ten percent beneficial owners complied with the Section 16(a) filing requirements.

Director and Executive Compensation

Compensation of Directors

Directors who are also employees of priceline.com receive no additional compensation for serving on the Board of Directors.

• Non-employee Directors.  Non-employee Directors receive an annual retainer of $25,000.  On February 1, 2005, each non-employee director received an annual grant of 8,000 stock options that vest over three years.  In February 2006, the annual grant of 8,000 stock options to non-employee directors that would have been made for that year was replaced with an annual grant of 2,000 shares of priceline.com restricted common stock, par value $0.008 per share.  The restricted stock will vest over a four year period; the vesting of the shares of restricted stock will accelerate if, among other things, the director is not re-nominated for election to the Board of Directors, the director retires after the age of 65 or becomes disabled, or if there is a “change in control” of priceline.com.  2,000 shares of restricted stock were issued to each non-employee director on February 2, 2006.

• “Independent” Directors.  The Company requires that all “independent” Directors hold at least 2,000 shares of priceline.com common stock (unrestricted or restricted) while they are members of the Company’s Board of Directors.  In addition, each “independent” Director will receive a grant of 2,000 shares of restricted common stock at the time that he or she joins the Board of Directors.

• Committees.  The Chairperson of the Company’s Audit Committee receives a retainer of $12,500 a year and, effective January 1, 2006, the Chairperson of the Company’s Compensation Committee receives a retainer of $6,250 a year and the Chairperson of the Nominating and Corporate Governance Committee receives a retainer of $3,500 a year.  The Chairperson of the Audit Committee was paid a $5,000 bonus in January 2005 in recognition of work performed during 2004.  Each director receives a fee of $1,250 for each committee meeting attended.

• Chairman of the Board.  In 2005, the Chairman of the Company’s Board of Directors, in addition to compensation received as a director, received a fee of $25,000 and a grant of 8,000 stock options that vest over a three year period.  In February 2006, the annual grant of stock options to the Chairperson of the Board of

Directors was replaced with an annual grant of 2,000 shares of restricted stock.  2,000 shares of restricted stock were issued to the Chairperson of the priceline.com Board of Directors on February 2, 2006 for his service as Chairperson.

The Company reimburses non-employee Directors for all travel and other expenses incurred in connection with attending Board of Directors and committee meetings.

The following table shows compensation earned during 2005 by all non-employee directors serving at the end of fiscal 2005.

	ANNUAL COMPENSATION					LONG-TERM COMPENSATION
NAME AND PRINCIPAL POSITION	YEAR	RETAINER ($)	COMMITTEE MEETING FEES ($)	COMMITTEE CHAIR FEE/ OTHER ($)(a)	TOTAL ($)	NUMBER OF SECURITIES UNDERLYING OPTIONS (#)	RESTRICTED STOCK AWARD ($)
Ralph M. Bahna Chairman of the Board	2005	25,000	5,000	25,000	55,000	16,000	––
Howard W. Barker, Jr. Director	2005	25,000	16,250	12,500	58,750	8,000	––
Jeffrey E. Epstein Director	2005	25,000	18,750	3,500	47,250	8,000	––
James M. Guyette Director	2005	25,000	12,500	3,500	41,000	8,000	––
Nancy B. Peretsman Director	2005	25,000	––	––	25,000	8,000	––
Craig W. Rydin Director	2005	25,000	8,750	––	33,750	8,000	44,480	(b)
Ian F. Wade Director	2005	25,000	––	––	25,000	8,000	––
Dominic Lai Director	2005	25,000	––	––	25,000	8,000	––

(a)   Reflects fees paid to Mr. Bahna in his capacity as Chairperson of the Board of Directors and Messrs. Barker, Epstein and Guyette each in his capacity as Chairperson of the Audit, Compensation and Nominating and Corporate Governance Committee, respectively.  Excludes a $5,000 bonus paid to Mr. Barker in January 2005 in recognition of work performed during 2004.

(b)   Mr. Rydin join the Company’s Board of Directors on January 25, 2005 and, at that time, was granted 2,000 shares of restricted common stock.  500 shares vest on each of the first four anniversaries of the date of grant, subject to certain contingencies and provisions allowing for accelerated vesting in certain circumstances.  The stock prices used for valuing the shares was $22.24, the closing price of the Company’s unrestricted common stock on January 25, 2005.

Compensation of Executive Officers

The following table shows compensation earned during fiscal 2003, 2004 and 2005, by our Chief Executive Officer during fiscal 2005 and the next four most highly-compensated executive officers serving at the end of fiscal 2005.  These people are referred to as the “named executive officers.”  Unless otherwise indicated, titles shown in the table are titles held as of December 31, 2005.

Summary Compensation Table

	ANNUAL COMPENSATION			LONG-TERM COMPENSATION
NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	RESTRICTED STOCK AWARDS ($)(a)	NUMBER OF SECURITIES UNDERLYING OPTIONS (#)	ALL OTHER COMPENSATION ($)(b)
Jeffery H. Boyd,	2005	400,000	250,000	1,120,000	––	5,531
President and	2004	300,380	300,000	—	150,000	1,493
Chief Executive Officer	2003	300,380	61,458	1,014,000	50,000	450

Robert J. Mylod Jr.,	2005	350,000	175,000	604,800	––	270
Chief Financial Officer	2004	300,507	228,000	—	100,000	270
	2003	300,380	61,458	676,000	33,333	270

Ronald V. Rose,	2005	300,507	75,000	224,000	—	690
Chief Information Officer	2004	300,507	126,000	—	50,000	690
	2003	300,380	61,458	—	20,833	690

Christopher L. Soder,	2005	300,000	120,000	448,000	––	446
Executive Vice President -	2004	271,992	200,000	—	100,000	405
Travel Services	2003	241,952	61,458	—	—	270

Peter J. Millones,	2005	250,380	80,000	380,800	––	216
Executive Vice President,	2004	250,380	126,000	—	50,000	216
General Counsel	2003	241,952	49,503	—	20,833	192

(a)   Represents the dollar value of grants of restricted common stock calculated by multiplying the closing market price of the Company’s common stock on the date of grant by the number of shares granted.  No dividends have been paid on shares of restricted common stock.

At year end 2005, the named executive officers each held the following aggregate number of shares of restricted common stock:

	Aggregate Number of Shares of Restricted Common Stock (#)	Aggregate Value ($)

Jeffery H. Boyd	75,000	1,674,000
Robert J. Mylod, Jr.	43,667	974,647
Chris Soder	20,000	446,400
Ronald Rose	10,000	223,200
Peter J. Millones	17,000	379,440

The stock price used for valuing such shares was $22.32, the closing market price of the Company’s unrestricted common stock on December 30, 2005.  If dividends are paid on other outstanding shares of the Company’s common stock, accumulated dividends would be paid on the restricted common stock, either at the time of payment of the dividend or at the time that all restrictions on such restricted common stock had lapsed, subject to the discretion of the Compensation Committee.  The shares of restricted common stock vest as follows, subject to accelerated vesting in certain circumstances, including, without limitation, upon a “change in control” of the Company:

Boyd        10,000 shares of the restricted common stock vested on February 28, 2006.  12,500 shares of the restricted common stock vest on May 7, 2006 and 2007.  40,000 shares of the restricted common stock vest on February 28, 2008.

Mylod      9,000 shares of the restricted common stock vested on February 28, 2006.  8,333 shares of the restricted common stock vest on May 7, 2006 and 8,334 shares of the restricted common stock vest on May 7, 2007.  18,000 shares of the restricted common stock vest on February 28, 2008.

Soder       11,000 shares of the restricted common stock vested on February 28, 2006.  3,000 shares of the restricted common stock vest on each of February 28, 2007, 2008 and 2009.

Rose         2,500 shares of the restricted common stock vested on February 28, 2006.  2,500 shares of the restricted common stock vest on each of February 28, 2007, 2008 and 2009.

Millones  9,500 shares of the restricted common stock vested on February 28, 2006.  2,500 shares of the restricted common stock vest on each of February 28, 2007, 2008 and 2009.

(b)   Represents the imputed value of group term life insurance in excess of $50,000.  For Mr. Boyd, for years 2004 and 2005, these figures also include the value of legal services provided to Mr. Boyd and reimbursed by the Company pursuant to the terms of his original employment agreement in connection with the re-negotiation of that agreement and the execution of a new employment agreement in February 2005.

There were no grants of stock options during the fiscal year ended December 31, 2005 to the named executive officers.  The following table sets forth information concerning the exercise of stock options during the fiscal year ended December 31, 2005, and the fiscal year-end value of stock options, held by the named executive officers.

Aggregated Option Exercises in 2005 and
Fiscal Year-End Option Values

	SHARES ACQUIRED ON EXERCISE	VALUE REALIZED	NUMBER OF SHARES UNDERLYING UNEXERCISED OPTIONS AT 12/31/05 (#)		VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS AT 12/31/05 ($) (a)
Names	(#)	($) (b)	EXERCISABLE	UNEXERCISABLE	EXERCISABLE	UNEXERCISABLE
Jeffery H. Boyd	––	––	505,553	65,279	1,062,327	220,670
Robert J. Mylod Jr	––	––	193,980	43,519	916,551	147,112
Ronald V. Rose	19,096	311,730	200,462	20,024	727,086	77,173
Christopher L. Soder	––	––	131,944	38,889	604,666	137,667
Peter J. Millones	34,027	421,173	66,781	20,024	227,324	77,173

(a)           Assumes a fiscal year-end market price of $22.32 per share.

(b)           Value before income taxes payable as a result of exercise.

The following table sets forth the annual base salary for each of the named executive officers for 2006.

2006 Salaries

Name	2006 Base Salary ($)
Jeffery H. Boyd	500,000	(a)
Robert J. Mylod	400,000	(a)
Ron Rose	300,507
Chris Soder	300,000
Peter Millones	275,000	(a)

(a)   Changes to Messrs. Boyd, Mylod and Millones’ salaries were effective February 1, 2006.

Other

On November 1, 2000, we were served with a complaint that purported to be a shareholder derivative action against our Board of Directors and certain of our current and former executive officers, as well as priceline.com (as a nominal defendant).  The complaint alleged breach of fiduciary duty and waste of corporate assets.  The action is captioned Mark Zimmerman v. Richard Braddock, J. Walker, D. Schulman, P. Allaire, R. Bahna, P. Blackney, W. Ford, M. Loeb, N. Nicholas, N. Peretsman, and priceline.com Incorporated, 18473-NC (Court of Chancery of Delaware, County of New Castle, State of Delaware).  On February 6, 2001, all defendants moved to dismiss the complaint for failure to make a demand upon the Board of Directors and failure to state a cause of action upon which relief can be granted.  Pursuant to a stipulation by the parties, an amended complaint was filed on June 21, 2001.  Defendants renewed their motion to dismiss on August 20, 2001.  On December 20, 2002, the Court granted defendants’ motion without prejudice.  On April 25, 2003, a second amended complaint, adding H. Miller, was filed and a motion seeking leave of court to file the second amended complaint was filed on July 28, 2003.  That motion was fully briefed, and oral argument took place on May 9, 2005. Immediately following oral argument, the Court dismissed three of the four counts in the second amended complaint.  All of the counts against defendants Allaire, Bahna, Blackney, Ford, Loeb, Miller, Peretsman and Schulman have now been dismissed.  On September 8, 2005, the Court granted plaintiff leave to file the second amended complaint as to the one remaining count.  Defendants filed a motion requesting that the Court certify its September 8, 2005 order for interlocutory appeal to the Delaware Supreme Court, and the Court granted that motion on October 6, 2005.  On October 17, 2005, the Delaware Supreme Court accepted the interlocutory appeal.  The appeal was fully briefed, and oral argument took place on February 22, 2006.  In an Order dated April 3, 2006, the Delaware Supreme Court stated that the appeal now is to be scheduled for oral argument and determination by the Court en banc without further briefing.  There is no date for this oral argument yet, but the Court stated that it is to be scheduled “on a priority basis”.  Discovery in the case and the time in which Defendants are required to respond to the second amended complaint have been stayed pending the Delaware Supreme Court’s entry of mandate.   We intend to defend vigorously against this action.  We are unable to predict the outcome of the suit or reasonably estimate a range of possible loss, if any.

On November 7, 2003, we were served with a complaint that purported to be a shareholder derivative action against our Board of Directors and certain of our current and former executive officers, as well as priceline.com (as a nominal defendant).  The complaint alleged, among other things, breach of fiduciary duty, waste of corporate assets and misappropriation of corporate information.  The claims in the complaint appear to be substantially repetitive of the claims pending in the derivative action in Delaware which is described above.  The action is captioned Don Powell v. Richard S. Braddock, Jay S. Walker, Daniel H. Schulman, Paul A. Allaire, Ralph M. Bahna, Paul J. Blackney, William E. Ford, Marshall Loeb, N. J. Nicholas, Jr., Nancy B. Peretsman, and Heidi G. Miller and priceline.com Incorporated (Superior Court, Judicial District of Stamford/Norwalk, State of Connecticut).  On January 28, 2004, defendants Blackney, Nicholas, Peretsman and Loeb moved to dismiss the complaint for lack of personal jurisdiction.  On January 29, 2004, defendant Miller moved to dismiss the complaint for lack of personal jurisdiction and for insufficient service of process.  On February 27, 2004, defendants Braddock, Walker, Schulman, Allaire, Bahna, Blackney, Loeb, Nicholas, Peretsman, Miller and priceline.com moved to dismiss the complaint for lack of subject matter jurisdiction and defendants Braddock and Schulman also moved to dismiss the complaint for lack of personal jurisdiction and insufficient service of process.  At a hearing on May 3, 2004, the Court stated that it would not rule on the pending motions until the pending motions in the Delaware action described above are decided.  The Court conducted a subsequent status conference on January 10, 2005, at which it requested that the parties report back no later than March 15, 2005 on the status of the Delaware derivative suit.  On March 15, 2005, the parties informed the Court in writing that the oral argument in the Delaware case had been postponed until May 9, 2005, and that the parties would contact the Court with a status report after that hearing was held.  The Delaware Court dismissed three of the four counts in the second amended complaint in the Delaware derivative suit.  All of the counts against the defendants Allaire, Bahna, Blackney, Ford, Loeb, Miller, Peretsman and Schulman have now been dismissed.  The parties in the Connecticut action advised the Connecticut Court of the Delaware Court’s ruling by letter dated June 6, 2005.  The Delaware Court subsequently granted plaintiff leave to file the second amended complaint as to the one remaining count.  Defendants sought an interlocutory appeal of the Delaware Court’s order, and the Delaware Supreme Court accepted that appeal.  The parties in the Connecticut action advised the Connecticut Court of those developments by letter dated November 3, 2005.  We intend to defend vigorously against this action.  We are unable to predict the outcome of this suit or reasonably estimate a range of possible loss, if any.

Employment Contracts, Termination of Employment and
Change-in-Control Arrangements

The Company has employment agreements with each of the named executive officers.  The agreements are of varying duration and generally provide for minimum annual base salaries.  In addition, most of the agreements provide that each executive will be eligible to participate at a level commensurate with his position in the Company’s annual bonus and long-term compensation plans generally made available to the Company’s senior executives, and to participate in all benefit plans and arrangements and fringe benefits and perquisite programs generally provided to comparable senior executives of the Company.

Mr. Boyd

Termination without “Cause” or for “Good Reason”(No “Change in Control”).  In the event of a termination of Mr. Boyd’s employment by the Company without “Cause” (as defined in the agreement with Mr. Boyd) or by Mr. Boyd for “Good Reason” (as defined in the agreement), in either case other than during the three-year period following a “Change in Control” of the Company (as defined in the agreement), then Mr. Boyd will be entitled to receive, in addition to his compensation accrued through the date of termination of employment, the following severance compensation and benefits:

(1) two times his base salary and target bonus, if any, paid over a 24-month period following his termination of employment (which, after giving effect to the 2006 salary increase described above, would be approximately $1,650,000);

(2) if a bonus plan is in place, a pro-rata target annual bonus for the year in which termination of employment occurs (which, after giving effect to the 2006 salary increase described above and assuming a termination on the last day of the calendar year, would be approximately $325,000);

(3) continuation for two years following termination of employment of group health, life and disability insurance benefits as if Mr. Boyd were an employee of the Company;

(4) the portion of any outstanding Company stock options held by Mr. Boyd that would have otherwise vested with the passage of time during the one-year period following his termination of employment had he remained employed with the Company will be immediately vested, and each outstanding vested Company stock option held by Mr. Boyd will remain exercisable until the earlier of eighteen months following the date of termination of employment or the expiration of the option’s original term; and

(5) each outstanding grant of restricted stock held by Mr. Boyd will deemed to be vested on a pro-rata basis based on the time of the applicable restricted period that has elapsed through the date of his termination of employment, but only to the extent that this would result in a greater number of shares of Company common stock vesting than would otherwise apply under the existing terms of the restricted stock grant.

Termination without “Cause” or for “Good Reason” (“Change in Control”). In the event of a termination of Mr. Boyd’s employment by the Company without “Cause” or by Mr. Boyd for “Good Reason,” in either case during the three-year period following a “Change in Control” of the Company (including any such termination of employment prior to a “Change in Control” at the request of a third party effecting the “Change in Control”), then Mr. Boyd will be entitled to receive, in addition to his compensation accrued through the date of termination of employment, the following severance compensation and benefits:

(1) a lump sum cash severance payment equal to three times his base salary and target bonus (which, after giving effect to the 2006 salary increase described above, would be approximately $2,475,000);

(2) if a bonus plan is in place, a pro-rata target annual bonus for the year in which termination of employment occurs (which, after giving effect to the 2006 salary increase described above and assuming a termination on the last day of the calendar year, would be approximately $325,000);

(3) continuation for three years following termination of employment of group health, life and disability insurance benefits as if Mr. Boyd were an employee of the Company; and

(4) all outstanding Company stock options and restricted stock held by Mr. Boyd will be immediately vested, and all such Company stock options will remain exercisable until the earlier of 36 months following the date of termination of employment or the expiration of the option’s original term.

Treatment of May 2001 Options.  The agreement with Mr. Boyd provides that the options to acquire 266,666 shares of the Company’s common stock that were granted in May 2001 will expire eighteen months after the termination of Mr. Boyd’s employment as a result of his death or disability, termination by the Company without “Cause,” termination by Mr. Boyd for “Good Reason” or the Company’s failure to extend the term of the employment agreement (or 90 days after termination of Mr. Boyd’s employment as a result of a termination by the Company for “Cause,” termination by Mr. Boyd without “Good Reason” or Mr. Boyd’s failure to extend the term of the employment agreement), but in no event later than May 25, 2011.

Other.  Mr. Boyd’s employment agreement includes certain non-compete, non-solicitation and non-disparagement provisions.  In addition, subject to certain limitations, if severance remuneration payable under the agreement is held to constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code and Mr. Boyd becomes liable for any excise tax imposed under Section 4999 of the Internal Revenue Code, the Company will make an additional cash gross-up payment to him in an amount such that Mr. Boyd will be in the same after-tax economic position as if such excise tax were not imposed.  The agreement with Mr. Boyd also provides for certain alternative payment arrangements should any installment payments of severance result in the imposition of additional income tax pursuant to Section 409A of the Internal Revenue Code of 1986, as amended.

Messrs. Mylod, Rose, Soder and Millones

Termination without “Cause” or for “Good Reason”.  In the event of a termination of such executive’s employment by the Company without “Cause” (as defined in the respective agreement with the executive) or by such executive for “Good Reason” (as defined in the respective agreement), then such executive will be entitled to receive, among other things, in addition to his compensation accrued through the date of termination of employment, the following severance compensation and benefits:

(1) two times his base salary and target bonus, if any, paid over a 12-month period following his termination of employment (which, after giving effect to the 2006 salary increases described above, would be approximately $1,200,000 for Mr. Mylod, $781,318 for Mr. Rose, $900,000 for Mr. Soder and $715,000 for Mr. Millones);

(2) if a bonus plan is in place, a pro-rata target annual bonus for the year in which termination of employment occurs (which, after giving effect to the 2006 salary increases described above and assuming a termination on the last day of the calendar year, would be approximately $200,000 for Mr. Mylod, $90,152 for Mr. Rose, $150,000 for Mr. Soder and $82,500 for Mr. Millones); and

(3) continuation for one year following termination of employment of group health, life and disability insurance benefits as if he were an employee of the Company, provided that, if such termination is after a “Change in Control” (as the term is defined in each such agreement) the period of benefit continuation will be twenty-four months.

Equity.  Agreements with Messrs. Mylod, Rose, Soder and Millones provide for the accelerated vesting of shares of restricted common stock and “performance shares” granted to each such executive in February 2005 and 2006 in the event of a “Change in Control” of the Company.  In addition, pursuant to the terms of the grant of 33,333 shares of restricted common stock granted to Mr. Mylod in May 2003, the vesting of those shares will accelerate upon, among other things, a termination without “Cause” or termination for “Good Reason.”

The agreements with Messrs. Mylod and Rose also provide an eighteen (18) month period to exercise, in the case of Mr. Mylod, 83,333 fully vested stock options with an exercise price of $14.62, and, in the case of Mr. Rose, 45,833 fully vested stock options with an exercise price of $9.18, in the event of, among other things, a termination without “Cause,” for “Good Reason,” or in connection with a “Change of Control.”

Other.  Subject to certain limitations, if severance remuneration payable under the agreements with Messrs. Mylod, Rose, Soder and/or Millones is held to constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code and such executive becomes liable for any excise tax imposed under Section 4999 of the Internal Revenue Code, the Company will make an additional cash gross-up payment to the executive in an amount such that such executive will be in the same after-tax economic position as if such excise tax were not imposed.  The agreement with Messrs. Soder and Millones also provides for certain alternative payment arrangements should any installment payments of severance result in the imposition of additional income tax pursuant to Section 409A of the Internal Revenue Code of 1986, as amended.

The Company has three primary equity compensation plans: the 1997 Omnibus Plan, the 1999 Omnibus Plan, as amended, and the 2000 Employee Stock Option Plan (together, the “Plans”).  The Company no longer issues equity awards under the 2000 Employee Stock Option Plan.  Under the terms of each of the Plans, the Compensation Committee of the Board of Directors is granted broad authority to, among other things, grant equity awards and determine the terms, conditions and restrictions relating to those equity awards.  All stock options granted under the 2000 Employee Stock Option Plan provide for accelerated vesting in the event of a Change in Control (as defined in the 2000 Employee Stock Option Plan) and certain equity awards granted under the 1997 Omnibus Plan and 1999 Omnibus Plan, as amended, provide for the accelerated vesting of those equity awards in the event of a Change in Control (as defined in the relevant plan).

Compensation Committee Interlocks and Insider Participation

As noted above, the Compensation Committee is comprised of three non-employee directors: Messrs. Epstein, Guyette and Rydin.  No member of the Compensation Committee is or was formerly an officer or an employee of the Company.  No interlocking relationship exists between the Board of Directors or Compensation Committee and the board of directors or the compensation committee of any other company, nor has such interlocking relationship existed in the past.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

We constitute the Compensation Committee of the Board of Directors of priceline.com Incorporated. The Compensation Committee’s membership is determined by the Board of Directors and is composed entirely of non-employee directors who are “independent,” as determined by the Board of Directors, within the meaning of the applicable requirements of the NASDAQ Stock Market.  We are responsible for, among other things, setting, or recommending to the Board of Directors for determination, the salary of the Company’s Chief Executive Officer, and reviewing and approving the compensation of all other “executive officers” of the Company.  The specific duties and responsibilities of the Compensation Committee are described in the charter of the Compensation Committee, which is available in the Investor Relations section of the Company’s website (www.priceline.com) under the Corporate Governance tab.

The Compensation Committee meets at scheduled times during the year, and it also considers and takes actions by written consent.  The Chairman of the Compensation Committee reports on committee actions and recommendations at meetings of the Board of Directors.  The Company’s Legal and Human Resources Departments support the Compensation Committee in its work and in some cases act pursuant to delegated authority to fulfill various functions in administering priceline.com’s compensation programs.  In addition, the Compensation Committee has the authority to engage the services of outside advisers, experts and others to assist the Compensation Committee.  The Compensation Committee held six meetings during 2005.

Compensation Philosophy and Objectives

The goals of priceline.com’s compensation program are to align compensation with priceline.com’s and each executive’s business objectives and performance and to enable priceline.com to attract, retain and reward executive officers and other key employees who contribute to priceline.com’s long-term success and to motivate them to enhance long-term stockholder value.  Priceline.com’s compensation emphasizes equity-based incentive compensation and a bonus program tied to the company’s financial performance, rather than high levels of fixed cash compensation.

2005 Process Overview.

Starting in the fourth quarter of 2004, we worked with Mercer Human Resource Consulting (“Mercer”), an outside compensation consultant, and the Company’s management to evaluate the Company’s existing compensation program and design a compensation program for 2005.  We started by working with Mercer to assemble a suitable group of peer companies against which the Company’s compensation program for its executive officers could be compared.  We assembled a peer group of eighteen companies, primarily Internet services, travel services and e-commerce companies, and compared the Company’s executive compensation program to that peer group.  Throughout the fourth quarter of 2004 and the first quarter of 2005, the Compensation Committee met with Mercer and certain members of management to review, discuss and analyze the data and recommendations provided by Mercer and to discuss other relevant issues.  Based on its own review of the results and in consultation with management and Mercer, in February 2005, the Compensation Committee implemented a 2005 compensation program for the Company’s executive officers.  In early 2006, the Compensation Committee reviewed the Company’s performance in 2005 against goals established by the 2005 Bonus Plan (see below) and determined, among other things, the cash bonus to be paid to the Company’s executives officers, including the Chief Executive Officer.

Compensation Components

The three major components of the Company’s compensation program are based on salary, cash incentive compensation and long-term equity compensation.

Base Salary. When reviewing base salaries, we consider the following factors:  base salaries for comparable positions of the peer group described above, individual performance against goals, levels of responsibility, breadth of knowledge and prior experience.  The relative importance of these factors varies, depending on the individual whose salary is being reviewed.

Bonuses.  In January 2005, we approved, and recommended to the Board of Directors for adoption, the priceline.com 2005 cash bonus plan (the “2005 Bonus Plan”) which was applicable to all of the Company’s U.S.

based employees, including its executive officers.  The 2005 Bonus Plan established a potential bonus pool for the payment of year-end cash bonuses to employees based primarily on the Company’s 2005 financial performance.  Subject to the exception described below, the bonus pool would fund only if the Company achieved double-digit, year-over-year “pro forma” net income per share growth.  As priceline.com met and exceeded the pre-established targets, an increasing percentage of the 2005 bonus pool would fund.  Based on the terms of the bonus plan, the bonus pool would fund first for the Company’s employees and then, only when higher earnings targets were achieved by the Company, for the Company’s senior executives.  Approximately one-sixth of the bonus pool would fund and be available for allocation of bonus payments if we determined, in our complete discretion, that, irrespective of the Company’s attainment of the pre-established “pro forma” net income per share targets during the course of 2005, certain non-financial goals were accomplished by the Company and/or individual employees during 2005.

Under the terms of the 2005 Bonus Plan, if and when the bonus pool funded, each participant would be eligible to receive a discretionary bonus based upon individually established performance goals.  In the case of the Company’s Chief Executive Officer, the individual performance goals were established by the Compensation Committee and the Board of Directors and largely reflected the Company’s overall 2005 objectives; in the case of the Company’s executive officers, the individual performance goals were established by the Chief Executive Officer and reviewed by the Compensation Committee.  Each participating employee had a bonus target expressed as a percentage of base salary.  2005 bonus targets for executive officers, including the Chief Executive Officer, ranged from 30% to 65% of base salary.  However, under the terms of the 2005 Bonus Plan, we retained significant flexibility to determine final bonus amounts and, therefore, under the terms we established in January 2005, an individual’s target bonus could be adjusted (upward or downward) based on the extent to which specific management objectives were achieved (e.g., growing priceline.com’s hotel business, improving customer satisfaction, etc.), which included both financial and non-financial criteria.  The types and relative importance of the non-financial objectives varied among priceline.com’s executives depending upon their positions and the particular operations or functions for which they were responsible.

We met early in 2006 to review the Company’s 2005 financial performance and, based on that performance, approve the overall size of the bonus pool.  The Company’s 2005 financial performance exceeded most, but not all, of the pro forma net income per share targets we had established at the beginning of the year.  As a result, the bonus pool was fully funded for all employees, except for certain of the Company’s executive officers, for whom the bonus pool was substantially funded.

The Company’s senior management then developed individual bonus recommendations, within the limits of amounts allocated to the pool, based on an evaluation of each executive’s individual performance and contribution to the business.  Bonuses were paid to our five most highly paid executive officers as shown in the Summary Compensation Table in this proxy statement.  We reviewed and approved the bonus amounts paid to each of the Company’s executive officers.  Despite what we believe was a very strong year for priceline.com, the Company’s domestic earnings growth fell short of the performance required to fully fund the bonus pool at the highest levels.  As a result, the named executive officers received 2005 bonuses that were approximately 16% to 40% lower than the bonuses they received for 2004.

Bonuses under the 2005 Bonus Plan were paid to the Company’s employees in February 2005, with the exception of the Company’s executive officers, who were paid their bonuses in March 2005, after the Company filed its Form 10-K with the Securities and Exchange Commission and satisfied its obligations for 2005 under Section 404 of the Sarbanes-Oxley Act of 2002.

Restricted Stock.  In certain instances, we make restricted stock grants to employees to provide strong incentives for continued superior services.  We believe that grants of restricted stock are effective incentives for our superior performers to remain with the Company and provide incentives even during periods of volatility in our share price.  In January 2005, we authorized a broad-based grant of restricted stock to the Company’s employees in connection with the Company’s annual 2005 compensation program.  As a general matter, the shares of restricted stock vest pro rata on each of the first four anniversaries of the date of grant.  The shares of restricted stock issued to the Company’s Chief Executive Officer and Chief Financial Officer vest on the third anniversary of the date of grant.  The shares of restricted stock provide for accelerated vesting in the event of, among other things, a “change in control.”

In addition, we made a separate grant of restricted stock to certain executive officers, in exchange for which these executive officers agreed, among other things, not to engage in competitive activities or to interfere with priceline.com’s business relations for a specified period of time following the termination of their employment.  Senior executives had not historically been asked to sign noncompetition agreements and, based on our review of market practices and the departure of the Company’s Chief Operating Officer during 2004 to work for one of the Company’s competitors, we thought it was prudent to secure agreements from certain of the Company’s key executives, including Mr. Boyd, the Company’s Chief Executive Officer.  The shares of restricted common stock granted in exchange for the key executive’s agreements not to compete vested on February 28, 2006, one year after the date of grant.

Restricted Stock Units.  In connection with the July 2005 acquisition of Bookings B.V., the Compensation Committee authorized the Company to issue restricted stock units to certain employees of Bookings.  The restricted stock units are substantially similar to grants of restricted stock authorized by the Company.  We authorized the issuance of restricted stock units to certain of our Netherlands-based employees because restricted stock units had more beneficial tax consequences for the employees under Dutch law than did the issuance of restricted stock.  The restricted stock units vest on each of three anniversaries of the date of grant.  The restricted stock units provide for accelerated vesting in the event of, among other things, a “change in control.”  From time to time, the Company expects to continue to issue restricted stock units to Netherlands-based employees.

Stock Options.  Priceline.com’s stock option plans are designed to provide its employees and directors with an incentive that aligns their interests with those of priceline.com’s stockholders in achieving the Company’s long-term goals.  Stock options require priceline.com stock price appreciation in order for the employees or executives to realize any benefit, thus more directly aligning their interests with the interests of stockholders.  Stock options under the option plans generally vest over a three-year period and expire ten years from the date of grant.  The exercise price of options granted under the plans is the fair market value of the Company’s common stock on the date of grant.

Stock Ownership Guidelines

The Company does not have formal stock ownership guidelines for its executive officers.  However, in February 2005, the Company’s Chief Executive Officer and Chief Financial Officer voluntarily agreed to hold 200,000 and 100,000 shares, respectively, of priceline.com common stock and/or vested stock options, as long as they were employed by the Company.

Personal Benefits or Perquisites

The Company does not maintain any material perquisites or personal benefits for senior executives, such as company cars or country club memberships.  The Company’s health care and other insurance programs are the same for all eligible employees, including executive officers.

2005 Compensation for the Chief Executive Officer

Compensation.  Mr. Boyd’s 2005 base salary was increased from $300,380 in 2004 to $400,000, effective February 1, 2005.  We also paid Mr. Boyd a 2005 cash bonus of $250,000.  In addition, in February 2005, we granted Mr. Boyd 50,000 shares of restricted common stock.  Ten thousand of the shares of restricted common stock, which vested on February 28, 2006, the first anniversary of the date of grant, were granted to Mr. Boyd in exchange for his agreement not to engage in competitive activities or to interfere with priceline.com’s business relations for a specified period of time following the termination of his employment.  The remaining 40,000 shares of restricted common stock granted to Mr. Boyd vest on the third anniversary of the date of grant, subject to certain accelerated vesting provisions described more fully in the section entitled “Employment Contracts, Termination of Employment and Change-in-Control Arrangements” above.

The following tally sheet below summarizes the components of Mr. Boyd’s 2005 compensation:

TALLY SHEET

Components of 2005 Compensation, Benefits and Perquisites

Jeffery H. Boyd

Amount ($)
Cash Compensation
Base Salary	$400,000
Cash Bonus	$250,000

Equity-Based Compensation(a)
Restricted Common Stock	$1,120,000
• Shares - 50,000
• Vested - 0
• Unvested - 50,000
Total Compensation	$1,770,000

Benefits(b)
Term Life Insurance Premium	$336
Medical/Dental/Vision Benefit Premium	$10,765
Long-Term Disability Insurance Premium	$520

Other Benefits and Perquisites
None	$––

Total Benefits and Perquisites	$11,621

Total:	$1,781,621

(a)           On February 1, 2005, Mr. Boyd was granted 50,000 shares of restricted common stock, none of which were vested on the date of grant.  The stock price used for valuing the grant was $22.40, the closing market price of the Company’s common stock on February 1, 2005.  Ten thousand of the shares granted to Mr. Boyd were in consideration for Mr. Boyd’s agreeing to certain restrictive covenants, including a non-compete.

(b)           Benefit amounts reflect annual premiums paid by the Company for the benefits listed below.

We considered this level of pay, bonus and long-term equity incentives appropriate given the Company’s success under Mr. Boyd’s leadership.  In fiscal 2005, the Company’s performance was very strong.  The Company grew gross profit and operating income in 2005 by approximately 35% and 18%, respectively.  In addition, priceline.com had $2.2 billion in gross travel bookings in 2005 — a 32% increase over 2004; gross travel bookings have grown an average of 42% over the last two fiscal years.  Gross travel bookings refer to the total dollar value, inclusive of all taxes and fees, of all travel services purchased by consumers.  At the same time, the Company integrated the September 2004 acquisition of U.K.-based Active Hotels Ltd. and consummated the July 2005 acquisition of Amsterdam-based Bookings B.V., giving the company one of the largest and fastest growing on-line hotel businesses in Europe.

Prior to 2005, Mr. Boyd’s base salary had been low in the competitive range for the peer group of companies described above and, based in part on recommendations by Mercer, we increased Mr. Boyd’s base salary in 2005.  Notwithstanding the Company’s very strong 2005 performance described above, Mr. Boyd’s 2005 bonus was approximately 16% lower than his 2004 bonus because, as described above, the Company did not achieve all of the pro forma net income per share targets in the 2005 bonus plan.

The Compensation Committee continues to agree with Mr. Boyd that executive compensation in general, and Mr. Boyd’s compensation in particular, should be aligned closely with shareholder interests by making equity a very material portion of their compensation and requiring portions to be held for significant periods of time.  More than half of Mr. Boyd’s 2005 compensation is in the form of restricted common stock which, subject to accelerated vesting provisions in his employment agreement in the event of a termination or change in control, can not be sold until 2008 (excluding the ten thousand shares granted to Mr. Boyd in consideration for the non-compete described above).

In conclusion, we consider Mr. Boyd’s total compensation appropriate given the Company’s strong business growth over the past few years and the relative compensation of the chief executive officers of the peer companies described above.

Employment Agreement.  In 2005, together with Mercer and outside counsel retained to work with the Compensation Committee, we conducted a review of Mr. Boyd’s employment agreement, which had not been reviewed by the Compensation Committee or materially modified since December 2001, when Mr. Boyd was the Company’s Chief Operating Officer.  We reviewed, among other things, marketplace practices in the area of executive severance, including a review of the total compensation and benefits that would be payable to Mr. Boyd in the event of a separation from employment, including one that followed a Change in Control.  We also considered the potential impact of Section 280G of the Internal Revenue Code (which relates to “excess parachute payments”) on the Company’s severance obligations under various change in control scenarios.  After consideration of these and other factors, we authorized the Company to execute an employment agreement with Mr. Boyd with those terms described in the section entitled “Employment Contracts, Termination of Employment and Change-in-Control Arrangements” above.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1,000,000 paid to the Chief Executive Officer or to any of the other four most highly compensated executive officers of a public company will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m). The Compensation Committee’s primary objective in designing and administering the Company’s compensation policies is to support and encourage the achievement of the Company’s long-term strategic goals and to enhance stockholder value.  When consistent with this compensation philosophy, the Compensation Committee also intends to structure the Company’s compensation programs such that compensation paid thereunder will be tax deductible by the Company.  The Compensation Committee believes that stockholder interests are best served by not restricting the Compensation Committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, the Compensation Committee has approved, and may in the future approve, compensation arrangements for executive officers that are not fully deductible.  For 2005, it is anticipated that there will be no material amounts that will not be deductible for federal income tax purposes due to the application of Section 162(m).

Compensation Committee

Jeffrey E. Epstein (Chairman)
James M. Guyette
Craig W. Rydin

Performance Measurement Comparison

The following graph shows the total stockholder return through December 31, 2005 of an investment of $100 in cash on December 31, 1999 for priceline.com common stock and an investment of $100 in cash on December 31, 1999 for (i) the NASDAQ National Market Index and (ii) the Hemscott Group Index (formerly Coredata Group Index).  The Hemscott Group Index is an index of stocks representing the Internet industry, including Internet software and services companies and e-commerce companies. Historic stock performance is not necessarily indicative of future stock price performance.  All values assume reinvestment of the full amount of all dividends and are calculated as of the last day of each month:

Measurement Point	priceline.com Incorporated	Hemscott Group Index	NASDAQ Market Index
2000	100.0	100.0	100.0
2001	443.26	67.48	79.71
2002	121.86	45.21	55.60
2003	227.22	90.47	83.60
2004	299.44	114.03	90.63
2005	283.32	98.68	92.62

Certain Relationships and Related Transactions

The information set forth below also reflects a 1.25-for-one stock split of the common stock on March 26, 1999 and a one-for-six reverse stock split effected on June 16, 2003.

Hutchison Whampoa Limited and Cheung Kong (Holdings) Limited

Hutchison Whampoa Limited and Cheung Kong (Holdings) Limited, which is a 49.97% shareholder of Hutchison Whampoa Limited, owned approximately 32% of the Company’s outstanding common stock as of March 31, 2006 and have the right to appoint three representatives to the Board of Directors.  Ian F. Wade and Dominic Kai Ming Lai are Hutchison Whampoa Limited’s representatives on the Board of Directors.  Cheung Kong (Holdings) Limited retains its right to appoint an additional director in the future.

In June 2000, the Company entered into definitive agreements with subsidiaries of Hutchison Whampoa Limited to introduce the Company’s services to several Asian markets.  Under the terms of the agreements, the Company licenses its business model and provides its expertise in technology, marketing and operations to Hutchison-Priceline Limited.  Hutchison-Priceline Limited reimburses the Company for the cost of services provided and is required to pay the Company a licensing fee for any year in which Hutchison-Priceline Limited achieves profitability.  The Company and Hutchison Whampoa Limited currently own approximately 15% and 85%, respectively, of the outstanding equity securities of Hutchison-Priceline Limited.  Jeffery H. Boyd, the Company’s President and Chief Executive Officer, is priceline.com’s representative on the board of directors of Hutchison-Priceline Limited.

In May 2004, the Company filed a shelf registration statement with the Securities and Exchange Commission covering up to 10 million shares of priceline.com common stock held by Hutchison Whampoa Limited and Cheung Kong (Holdings) Limited.

Pricelinemortgage.com

The Company offers home financing services through pricelinemortgage.com, a broker and/or lender of residential mortgage loans that utilizes the Company’s Name Your Own Price® business model.  The Company owns a 49% equity interest in pricelinemortgage.com and holds two seats on its board of directors.  Pricelinemortgage.com is controlled by EverBank, a federally chartered savings association supervised by the Office of Thrift Supervision and a wholly owned subsidiary of EverBank Financial Corp.  EverBank Financial Corp provides management services to pricelinemortgage.com, including the procurement of personnel and office space and assistance in obtaining regulatory approvals.  At December 31, 2005, the carrying value of the Company’s investment in pricelinemortgage.com was $10.7 million.  The Company earned advertising fees from pricelinemortgage.com of approximately $53,000 in 2005.  Robert J. Mylod Jr., the Company’s Chief Financial Officer, is a director of, and an investor in, EverBank Financial Corp, the parent company of EverBank, as well as a director of EverBank.  In 1997, Mr. Mylod invested $50,000 in Alliance Capital Partners Inc., the predecessor entity to EverBank Financial Corp and his investment represents less than 1/10th of one percent of EverBank Financial Corp’s outstanding common stock.

Allen & Company LLC

Since July 2002, the Company has repurchased approximately 1.6 million shares of its common stock as part of a stock repurchase program.  In connection with the repurchase, Allen & Company LLC has acted as the Company’s broker and received commissions in connection with their services.  During 2005, the Company did not repurchase any of its stock and no commissions were paid to Allen & Company LLC.  In addition, from time to time, Allen & Company LLC has advised the Company on certain financial and strategic issues.  Nancy B. Peretsman is a Managing Director and Executive Vice President of Allen & Company LLC.

Club Quarters

Ralph Bahna, Chairman of the Company’s Board of Directors, has been a stakeholder in and President of Masterworks Development Corp., a general partnership founded to develop an international group of hotels named Club Quarters, since 1992.  During the year ended December 31, 2005, priceline.com customers purchased hotel room nights offered by Club Quarters.  The room nights sold by Club Quarters to priceline.com customers during 2005 represented approximately 0.35% of the total hotel room nights sold by all hotel suppliers through priceline.com during 2005.  Club Quarters received approximately $2,762,088 in connection with the sales of hotel room nights through priceline.com in 2005, which represented significantly less than five percent of Club Quarters’ consolidated gross revenues in 2005.

Other Transactions

The Company has granted registration rights to certain stockholders and warrant holders, including Mr. Braddock, the Company’s former Chairman, Jay S. Walker, priceline.com’s founder, and certain affiliates of Mr. Walker including Walker Digital and The Jay S. Walker Irrevocable Credit Trust, investment entities affiliated with General Atlantic Partners, LLC, Vulcan Ventures Incorporated, Delta Air Lines, Inc., Hutchison Whampoa Limited and Cheung Kong (Holdings) Limited.  Up to all of the shares held by said stockholders, exclusive of options granted to them under the 1999 Omnibus Plan and the 1997 Omnibus Plan or acquired in the public market, are entitled to registration rights.  Additional shares acquired by these individuals or entities while an affiliate of the Company may also be entitled to registration rights under the registration rights agreements.  In addition, the holders of the securities registrable pursuant to the agreements may be entitled under the agreements, subject to certain limitations, to require the Company to include their registrable securities in future registration statements the Company files.  Registration of shares of common stock pursuant to the rights granted in these agreements will result in such shares becoming freely tradeable without restriction under the Securities Act of 1933.  All registration expenses incurred in connection with the above registrations will be borne by the Company.

Proposal 2

Ratification of Selection of Independent Registered Public Accounting Firm

We have selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.  We are submitting our selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.  Deloitte & Touche LLP has audited our financial statements since July 1997.  We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

The Company’s Bylaws do not require that the stockholders ratify the selection of our independent registered public accounting firm.  However, we are submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP.  Even if the selection is ratified, the Board of Directors and the Audit Committee in their discretion may change the appointment at any time during the year, if we determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the outstanding shares present, in person or represented by proxy, and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.  The Board of Directors recommends a vote FOR Proposal 2.

Report of the Audit Committee of the Board of Directors

The Audit Committee has the responsibility to, among other things, oversee and review the preparation of the Company’s consolidated financial statements, the Company’s system of internal controls and the qualifications, independence and performance of its independent registered public accounting firm.  The Audit Committee has the sole authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm.  The specific duties and responsibilities of the Audit Committee are described in the charter of the Audit Committee, which is available in the Investor Relations section of the Company’s website (www.priceline.com) under the Corporate Governance tab.  Each member of the Audit Committee is an independent director as determined by priceline.com’s Board of Directors, based on the NASDAQ Stock Market’s listing rules.  Each member of the committee also satisfies the Securities and Exchange Commission’s additional independence requirements for members of audit committees.  In addition, the Company’s Board of Directors has determined that Howard W. Barker, Jr. is an “audit committee financial expert,” as defined by SEC rules.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of the consolidated financial statements in accordance with generally accepted accounting principles.  The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon.  The Audit Committee’s responsibility is to oversee and review these processes.   The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance or professional opinion as to the sufficiency of the external audits, whether the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles or on the effectiveness of the system of internal control.

The Audit Committee met nine times in 2005.

Review and Discussions with Management

The Audit Committee has reviewed and discussed priceline.com’s audited financial statements for the three years ended December 31, 2005 with management.

Review and Discussions with Independent Accountants

The Audit Committee has discussed with Deloitte & Touche LLP, priceline.com’s independent registered public accounting firm, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards) which includes, among other items, matters related to the conduct of the audit of priceline.com’s financial statements.

The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee) and has discussed with Deloitte & Touche LLP its independence with respect to priceline.com.  In addition, the Audit Committee has considered whether Deloitte & Touche LLP’s provision of non-audit services is compatible with maintaining their independence.  The Audit Committee’s meetings include, whenever appropriate, executive sessions with Deloitte & Touche LLP without the presence of the Company’s management.

Conclusion

Based on the review and discussions referred to above, and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended to priceline.com’s Board of Directors that priceline.com’s audited financial statements and management’s assessment of internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

Howard W. Barker, Jr., Chairman
Jeffrey E. Epstein
Craig W. Rydin

Auditor Independence

Deloitte & Touche LLP are the Company’s independent registered public accounting firm.  The aggregate fees billed for professional services by Deloitte & Touche LLP in 2005 and 2004 were as follows:

Audit Fees.  The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for the audit of the Company’s consolidated financial statements included in Form 10-K, review of financial statements included in Form 10-Qs, audit of management’s assessment of internal controls as of December 31, 2005, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, were $1,218,900 for the year ended December 31, 2005 and $1,241,172 for the year ended December 31, 2004.

Audit Related Fees.  The aggregate fees billed for assurance and related services by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of priceline.com’s financial statements and are not reported under “Audit Fees” above were $23,195 for the year ended December 31, 2005 and $95,050 for the year ended December 31, 2004.   Audit Related services included services for matters such as audits of employee benefit plans.

Tax Fees.  The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for tax compliance, tax advice and tax planning were $441,855 for the year ended December 31, 2005 and $596,809 for the year ended December 31, 2004.  Tax related services included preparation and review of tax returns and consultation related to tax strategies and planning, compliance and state and local tax regulatory matters.

All Other Fees.  There were no fees billed by Deloitte & Touche LLP for other services rendered during the years ended December 31, 2005 and 2004.

Pre-Approval Policies and Procedures.  The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit work performed by Deloitte & Touche LLP.  All audit related services, tax services and other services must be pre-approved by the Audit Committee.  In accordance with the Company’s policy and applicable SEC rules and regulations, the Audit Committee or its Chairperson pre-approves services provided to the Company by Deloitte & Touche LLP (“Auditor Services”).  Pre-approval is detailed as to the particular service or category of services.  If Auditor Services are required prior to a regularly scheduled Audit Committee meeting, the Audit Committee Chairperson is authorized to approve such services, provided that they are consistent with the Company’s policy and applicable SEC rules and regulations, and that the full Audit Committee is advised of such services at the next regularly scheduled Audit Committee meeting.  Deloitte & Touche LLP and management periodically report to the Audit Committee regarding the extent of the Auditor Services provided by Deloitte & Touche LLP in accordance with this pre-approval, and the fees for the Auditor Services performed to date.  All audit related services, tax services and other services described above were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Report of the Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of three “independent” Directors (as determined by priceline.com’s Board of Directors, based on the rules of the NASDAQ Stock Market, Inc.) and operates pursuant to a written charter which is available on the Investor Relations/Corporate Governance section of priceline.com’s Web site located at www.priceline.com.  The Nominating and Corporate Governance Committee’s primary purposes are to:  (a) identify individuals believed to be qualified to become members of the Board of Directors, consistent with criteria approved by the Board of Directors, and to select, or recommend to the Board of Directors, the nominees to stand for election as directors at the annual meeting of stockholders; (b) identify members of the Board of Directors qualified to fill vacancies on any committee of the Board of Directors (including the Nominating and Corporate Governance Committee) and to recommend that the Board of Directors appoint the identified member or members to the respective committee; (c) assess whether candidates to join the Board of Directors would be “independent” under the rules of the NASDAQ Stock Market, Inc.; (d) establish procedures to receive prompt notification of changes in a director’s circumstances that may affect his or her qualifications or independence as a director and review such information and make recommendations as deemed appropriate; (e) develop and recommend to the Board of Directors a set of corporate governance principles applicable to the Company, and to review and consider the effectiveness of those principles at least once a year; (f) review, at least annually, priceline.com’s Code of Business Conduct and Ethics and, if appropriate, make recommendations to the Board of Directors of suggested modifications or changes; and (g) assist management in the preparation of the disclosure in priceline.com’s proxy statement regarding the operations of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee held four meetings during 2005.  The Nominating and Corporate Governance Committee approved and recommended to the Board of Directors the nine director nominees currently standing for re-election at the Annual Meeting.

In 2006, the Nominating and Corporate Governance Committee conducted an evaluation of its own performance during 2005, as is required annually by the Nominating and Corporate Governance Committee Charter, and designed and oversaw a self-evaluation of the Board of Directors and the Compensation and Audit Committees.  The Nominating and Corporate Governance Committee also reviewed both the long-term and emergency succession plans for the Chief Executive Officer.

In 2005, the Nominating and Corporate Governance Committee reviewed priceline.com’s Corporate Governance Principles and the Nominating and Corporate Governance Committee’s Charter, and recommended to the Board of Directors that no amendments be made to these documents at such time.  Each of these documents is available on the Investor Relations/Corporation Governance section of priceline.com’s Web site located at http://www.priceline.com.

The Nominating and Corporate Governance Committee recommended to the Board of Directors, and the Board of Directors determined that each of Ralph M. Bahna, Howard W. Barker, Jr., Jeffrey E. Epstein, James M. Guyette and Craig W. Rydin is “independent” within the meaning of the rules of the NASDAQ Stock Market, Inc. and, in the case of the Audit Committee members, the rules of the Securities and Exchange Commission as well.

During 2005, the Nominating and Corporate Governance Committee performed all of its duties and responsibilities under the Nominating and Corporate Governance Committee Charter.

Nominating and Corporate Governance Committee

James M. Guyette, Chairman
Ralph M. Bahna
Howard W. Barker, Jr.

Statement of Corporate Governance

The Company monitors developments in the area of corporate governance and reviews its processes and procedures in light of such developments.  As part of those efforts, the Company reviews new federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002, as well as rules adopted by the SEC and the NASDAQ Stock Market.  The Company implements other corporate governance practices that it believes are in the best interest of the Company and its stockholders. The Company’s corporate governance principles, Code of Business Conduct and Ethics and the charters for the Audit, Compensation and Nominating and Corporate Governance Committees are available on the Investor Relations/Corporate Governance section of priceline.com’s Web site located at www.priceline.com.

Five members of the Company’s Board of Directors, representing a majority of directors nominated for re-election, are “independent,” as determined by priceline.com’s Board of Directors, based on the NASDAQ Stock Market’s listing rules.  The independent directors conduct at least two regularly scheduled executive sessions each year.  Each member of the Audit, Compensation and Nominating and Corporate Governance Committees is “independent” within the meaning of the rules of the SEC and the NASDAQ Stock Market.  The charter of each Committee conforms to the applicable NASDAQ Stock Market standards, and each committee periodically reviews its charter, as regulatory developments and business circumstances warrant.  Each of the committees may from time to time consider revisions to their respective charters to reflect evolving best practices.

The Company has adopted a Code of Business Conduct and Ethics and requires all employees to adhere to the Code of Business Conduct and Ethics in discharging their work-related responsibilities.  In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures to receive, retain and treat complaints received by the Company regarding accounting, internal controls or auditing matters, and to allow for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters.  A description of these procedures is available on the Investor Relations/Corporate Governance section of priceline.com’s Web site located at www.priceline.com.  Stockholders may contact any of the Company’s directors, a committee of the Board of Directors, the Board of Directors’ non-employee directors as a group, or the Board of Directors as a whole by writing to them c/o Office of the General Counsel, priceline.com Incorporated, 800 Connecticut Avenue, Norwalk, Connecticut 06854.  Communications received in this manner will be handled in accordance with procedures developed and approved by a majority of the Company’s “independent” directors.

The Nominating and Corporate Governance Committee identifies, evaluates and recommends director candidates to the Board of Directors.  In identifying and recommending nominees for positions on the Board of Directors, the Nominating and Corporate Governance Committee places primary emphasis on the criteria set forth under “Selection of Directors — Nominations and Appointments” in our Corporate Governance Principles, namely: (i) highest personal and professional ethics and integrity; (ii) relevant business, professional or managerial skills and experience (including team-building and communication skills) useful to the oversight of the Company’s business; (iii) demonstrated leadership skills through involvement in business, professional, charitable or civic affairs; (iv) current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business; (v) ability and willingness to commit adequate time to fulfilling Board and committee duties and responsibilities; (vi) ability and willingness to exercise independent judgment, ask probing questions and express tough opinions; (vii) the fit of the individual’s expertise, skills, knowledge, experience and personality with those of other directors and potential directors in building a Board of Directors that is effective, collegial and responsive to the needs of the Company; and (viii) diversity of viewpoints, backgrounds, experiences and other demographics.

The Nominating and Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of priceline.com and the composition of the Board of Directors. Members of the Nominating and Corporate Governance Committee discuss and evaluate possible candidates in detail, and suggest individuals to explore in more depth.  Outside consultants may also be employed to help in identifying candidates.  Once a candidate is identified whom the committee wants to seriously consider and move toward nomination, the Chairperson of the Nominating and Corporate Governance Committee, or his or her designee, enters into a discussion with that nominee. The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. The policy adopted by the Nominating and Corporate Governance Committee provides that nominees recommended by stockholders are given appropriate consideration in the same manner as other nominees. Stockholders who wish to submit nominees for director for consideration by the Nominating and Corporate Governance Committee for election at our 2007 Annual Meeting of stockholders may do so by submitting in writing such nominees’ names, in compliance with the procedures and along with the other information required by our By-laws, to the Secretary of our Board of Directors, c/o Office of the General Counsel, priceline.com Incorporated, 800 Connecticut Avenue, Norwalk, Connecticut, no earlier than March 3, 2006 and no later than April 2, 2006.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

The Board Of Directors recommends a vote FOR each of the nominees for director listed below. The Board Of Directors recommends a vote FOR Proposal 2.							Please Mark Here for Address Change or Comments	☐

								SEE REVERSE SIDE

							FOR	AGAINST	ABSTAIN
Proposal 1:	To elect nine directors to hold office until the next annual meeting of stockholders or until their respective successors are elected and qualified.				Proposal 2:	To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for our fiscal year ending December 31, 2006.	☐	☐	☐
Nominees:				FOR all nominees	WITHHOLD

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01	Jeffery H. Boyd	02	Ralph M. Bahna	listed (except as	AUTHORITY
03	Howard W. Barker, Jr.	04	Jeffrey E. Epstein	marked to	to vote for all
05	James M. Guyette	06	Dominic Kai Ming Lai	the contrary) ☐	nominees listed ☐
07	Nancy B. Peretsman	08	Craig W. Rydin
09	Ian F. Wade

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE U.S.

EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. HOWEVER, IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

							TO HELP OUR PREPARATIONS FOR THE MEETING PLEASE CHECK HERE IF YOU PLAN TO ATTEND ☐

To withhold authority to vote for any nominee, write that nominee's name below:

Signature					Signature			Date

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

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priceline.com Incorporated

ANNUAL MEETING OF STOCKHOLDERS

STOCKHOLDER BALLOT

DOUBLETREE HOTEL

NORWALK, CONNECTICUT

2:00 PM, JUNE 1, 2006

Instructions:   Please indicate for each Proposal (and in the case of Proposal 1, for each Nominee for Director), the number of shares voted FOR, AGAINST or ABSTANING.  You will be given oral instructions by the meeting organizers as to how and when to turn in this BALLOT.  Before submitting this BALLOT, please provide the following information and sign below where indicated:

STOCKHOLDER NAME:

ADDRESS:

TOTAL NUMBER
OF SHARES HELD:

STOCKHOLDER
SIGNATURE:

Electronic versions of the priceline.com Incorporated Annual Report and
Proxy Statement are available at www.priceline.com under Investor Relations.

If you have not received printed copies of the Annual Report and Proxy
Statement along with this proxy card, you indicated your consent on last year’s proxy card to no longer receive these materials.

priceline.com Incorporated

PROXY SOLICITED BY BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 1, 2006

The undersigned hereby appoints ROBERT J. MYLOD JR. and PETER J. MILLONES, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of priceline.com Incorporated that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of priceline.com Incorporated to be held on Wednesday, June 1, 2006, at 2:00 p.m. local time, at the Double Tree Hotel, 789 Connecticut Avenue, Norwalk, Connecticut 06854, and at any and all continuations and adjournments of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS YOU INDICATE OTHERWISE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS.

Address Change/Comments (Mark the corresponding box on the reverse side)

 FOLD AND DETACH HERE 